Exhibit 99.2

Collectors Universe Appoints Michael J. McConnell to Board of Directors

NEWPORT BEACH, CA – July 25, 2007 — Collectors Universe (NASDAQ:CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced that Michael J. McConnell has been elected to the Board of Directors effective July 23, 2007.  With McConnell's election, Collectors Universe's Board currently has eight members, of which six qualify as independent directors.  A. Clinton Allen, Chairman of the Board of Directors for Collectors Universe commented, “We are very pleased to welcome Michael McConnell to the Board of Directors of Collectors Universe.  His background and experience with growth companies will make him a valuable addition to our Board.”

Mr. McConnell, who is 41, is a Managing Director of Shamrock Capital Advisors, Inc., the investment manager for the Shamrock Activist Value Fund which owns approximately 13.67% of the Company’s shares.  Prior to joining Shamrock, Mr. McConnell was an investment banker with Merrill Lynch and Kidder Peabody.  Mr. McConnell is a director of iPass Inc ( NASDAQ: IPAS - News), and was formerly a director of Ansell Limited, Neo Technology Ventures, Nuplex Industries and Port Link International.  Mr. McConnell earned a B.A. degree in economics from Harvard University and an MBA degree (with distinction - Shermet Scholar) from the Darden School of the University of Virginia.  He is a member of the National Association of Corporate Directors (NACD).

“Michael McConnell brings a tremendous amount of experience and knowledge of small cap companies to our Board and I look forward to continuing our already excellent relationship in his new capacity,'' said Michael Haynes, Chief Executive Officer of Collectors Universe.

“I believe I will enjoy working with this very capable Board of Directors to provide any insight or support to assist the Company in reaching its goals and objectives,” Michael McConnell stated.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Contacts:

Joe Wallace                                                                               Melissa Dixon
Chief Financial Officer                                                                     Investor Relations
Collectors Universe                                                                         The Piacente Group
919-567-1245                                                                                      212-481-2050
jwallace@collectors.com                                                                melissa@thepiacentegroup.com

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